Exhibit 99.1

TTEC Receives Unsolicited Proposal from CEO to be Taken Private

DENVER, September 30, 2024 – TTEC Holdings, Inc. (NASDAQ:TTEC) (“TTEC” or the “Company”), a leading global CX (customer experience) technology and services innovator for AI-enabled CX solutions, announced that its Board of Directors has received an unsolicited, preliminary, non-binding proposal letter, dated September 27, 2024, from TTEC founder, Chairman and Chief Executive Officer Kenneth Tuchman, to take the Company private at a proposed purchase price of $6.85 per share to the Company’s other shareholders. Mr. Tuchman beneficially owns approximately 58% of the Company’s common stock.

The Company's Board of Directors has established a Special Committee consisting of independent directors. The Special Committee with its own advisors will evaluate the proposal and determine the appropriate course of action and process.

The proposal is conditioned on, among other things, the receipt of financing for the transaction, the negotiation and execution of a definitive agreement, as well as approval and recommendation of the proposal by the Special Committee and approval by holders of a majority of the shares of the Company’s common stock not owned by Mr. Tuchman, his affiliates and company executive management.

There can be no assurance that any definitive offer will be received, that any definitive agreement will be executed relating to the proposal or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

A copy of Mr. Tuchman’s letter to the Board is included below:

September 27, 2024

Board of Directors

TTEC Holdings, Inc.

6312 South Fiddler’s Green Circle

Suite 100N

Greenwood Village, CO 80111

Dear Members of the Board of Directors:

As you know, I founded TTEC Holdings, Inc. (“TTEC” or the “Company”) more than 40 years ago and am proud of the business we have built over the decades. Given the rapid pace of change in our industry and the evolution of our business to meet the challenges of this dynamic environment, I have come to the conclusion that it is in the best interest of TTEC and its business partners, employees and shareholders to return to being a private and entrepreneurially led company. I am therefore submitting a non-binding proposal (the “Proposal”) to acquire all of the outstanding shares of common stock (the “Common Stock”) of the Company not already owned by me and my controlled affiliates (collectively, the “Proposing Group”) for cash consideration at a purchase price of $6.85 per share. This proposal is preliminary as further described in this letter.

The proposed purchase price represents a premium of 55% to the volume-weighted average price of the Common Stock for the 30 trading days ending on September 27, 2024 and a 69% premium to the most recent closing price.

Exploring a take-private transaction is an important step at this juncture for TTEC. Such a transaction should provide benefits for all stakeholders – it would allow public shareholders to obtain liquidity, derisking their investment at a significant premium to the Company’s current share price and at an implied transaction multiple above that of the Company’s peers. At the same time, the Proposal will provide TTEC and its employees with the freedom to operate and make the strategic investments necessary to ensure long-term success, without the short-term focus of quarterly reporting and the other limitations attendant to being a public company.

The Proposing Group anticipates that the Board of Directors will establish and empower a special committee consisting solely of independent and disinterested directors (the “Special Committee”) as required by Delaware law and will delegate to the Special Committee the authority to evaluate and negotiate the Proposal, as well as any other matters the Board (with myself recused) may decide. We expect that the Special Committee will select and engage its own independent financial and legal advisors, and we look forward to working with them.

The Proposal is conditioned upon, among other things, negotiation and execution of a mutually satisfactory binding agreement with respect to the Proposal, as well as the receipt by the Proposing Group of equity and/or debt financing commitments in an amount and on terms acceptable to the Proposing Group. The Proposing Group has identified financial and legal advisors to work with to finalize the Proposal, and, with your engagement on behalf of the Company’s other shareholders, will pursue detailed discussions with potential financing sources to provide committed financing for the Proposal.

In addition, the Proposing Group will only pursue a transaction that is expressly conditioned on the procedures described in Kahn v. M&F Worldwide Corp. and its progeny under Delaware law. Any potential transaction would (among other things) have to be (a) approved by a fully empowered Special Committee as described above, and (b) subject to a non-waivable condition requiring the approval of the holders of a majority of the outstanding shares of Common Stock that are not owned by members of the Proposing Group or their affiliates and associates or Company executive management (a “majority-of-the-minority” condition).

I founded TTEC with the goal of humanizing the customer experience, and continue to be deeply invested in the success of the business – the members of the Proposing Group beneficially own approximately 58% of the outstanding Common Stock. We make this Proposal based on our view that it will deliver full and fair value to the Company’s public shareholders, and will be beneficial to the business of the Company, our customers and business partners. We do not have any present intention to sell our Common Stock or pursue any merger or other similar extraordinary transaction relating to the Company that would result in a change in control or dilute in any meaningful respect our economic and voting interest in the Company. We recognize too that our Proposal may not result in a definitive, completed transaction, as either the Special Committee or the unaffiliated shareholders of the Company may not approve the Proposal. We would respect such an outcome, and it would not adversely affect the Proposing Group’s ongoing relationship with the Company, nor my commitment to the long-term success of TTEC.

This letter is a non-binding expression of interest only, and the Proposing Group reserves the right to withdraw or modify the Proposal in any manner at any time, or to terminate discussions and negotiations with the Special Committee at any time in our sole discretion.

We thank you for your attention and are prepared to work expeditiously with the Special Committee and its advisors to agree to a definitive transaction. We look forward to working with you.

Sincerely,

Kenneth D. Tuchman

ABOUT TTEC

TTEC (pronounced T-TEC) Holdings, Inc. (NASDAQ:TTEC) is a leading global CX (customer experience) technology and services innovator for AI-enabled digital CX solutions. Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next-gen digital technology, the Company's TTEC Digital business designs, builds, and operates omnichannel contact center technology, CRM, AI and analytics solutions. The Company's TTEC Engage business delivers AI-enhanced customer engagement, customer acquisition and growth, tech support, back office, and fraud prevention services. Founded in 1982, the Company's singular obsession with CX excellence has earned it leading client, customer, and employee satisfaction scores across the globe. The Company's approximately 54,000 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more visit us at https://www.ttec.com.

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